SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               -------------------

                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                  WET SEAL INC.
                                  -------------
                                (Name of Issuer)

                          Common Stock, $.01 Par Value
                          ----------------------------
                         (Title of Class of Securities)

                                    961840105
                                    ---------
                                 (CUSIP Number)

                                  March 8, 2001

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      |_|  Rule 13d-1 (b)
      |X|  Rule 13d-1 (c)
      |_|  Rule 13d-1 (d)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to the "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 961840105                  13G                      Page 2 of 15 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    GDK, Inc.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    British Virgin Islands
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          423,000
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       423,000
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    423,000
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |-|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    4.4%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 961840105                  13G                      Page 3 of 15 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Caxton International Limited
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    British Virgin Islands
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          38,851
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       38,851
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    38,851
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |-|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.4%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 961840105                  13G                      Page 4 of 15 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Caxton Equity Growth (BVI) Ltd.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    British Virgin Islands
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          8,360
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       8,360
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    8,360
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.1%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 961840105                  13G                      Page 5 of 15 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Caxton Equity Growth LLC
    22-3682580
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          2,789
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       2,789
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,789
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |-|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.1%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 961840105                  13G                      Page 6 of 15 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Caxton Associates, L.L.C.
    22-3430173
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          473,000
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       473,000
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    473,000
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |-|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    5.0%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 961840105                  13G                      Page 7 of 15 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Bruce S. Kovner
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          473,000
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       473,000
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    473,000
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |-|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    5.0%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

Item 1(a). Name of Issuer:

            Wet Seal Inc.

Item 1 (b). Address of Issuer's Principal Executive Offices:

            26972 Burbank
            Foothill Ranch, CA  92610

Item 2 (a). Name of Person Filing:

            (i)   GDK, Inc. ("GDK")

            (ii)  Caxton International Limited ("Caxton International")

            (iii) Caxton Equity Growth (BVI) Ltd. ("Caxton Equity Growth (BVI)")

            (iv)  Caxton Equity Growth LLC ("Caxton Equity Growth")

            (v) Caxton Associates, L.L.C. ("Caxton Associates"). Caxton Associates is the trading advisor to GDK, Caxton International, and Caxton Equity Growth (BVI), and the managing member of Caxton Equity Growth (together with GDK, Caxton International, Caxton Equity Growth and Caxton Equity Growth (BVI), the "Caxton Accounts") and, as such, has voting and dispositive power with respect to the investments of the Caxton Accounts.

            (vi) Mr. Bruce S. Kovner. Mr. Kovner is the Chairman of Caxton Associates and the sole shareholder of Caxton Corporation, the manager and majority owner of Caxton Associates. As a result of the foregoing, Mr. Kovner may be deemed beneficially to own the securities of the Issuer owned by the Caxton Accounts.

Item 2 (b). Address of Principal Business Office or, if None, Residence:

            (i) The address of GDK is c/o Prime Management Limited, Mechanics Building, 12 Church Street, Hamilton HM11, Bermuda.

            (ii) The address of Caxton International is c/o Prime Management Limited, Mechanics Building, 12 Church Street, Hamilton HM11, Bermuda.

            (iii) The address of Caxton Equity Growth (BVI) is c/o Prime
                  Management Limited, Mechanics Building, 12 Church Street, Hamilton HM11, Bermuda.

            (iv) The address of Caxton Equity Growth is c/o Caxton Associates, Princeton Plaza, Building 2, 731 Alexander Rd., Princeton, New Jersey 08540.

            (v) The address of Caxton Associates is Princeton Plaza, Building 2, 731 Alexander Rd., Princeton, New Jersey 08540.

            (vi) The business address of Mr. Kovner is 667 Madison Avenue, New York, NY 10021.

Item 2 (c). Citizenship:

            (i)   GDK is a British Virgin Islands Corporation.

            (ii)  Caxton International is a British Virgin Islands Corporation.

            (iii) Caxton Equity Growth (BVI) is a British Virgin Islands
                  Corporation.

            (iv)  Caxton Equity Growth is a Delaware limited liability company.

            (v)   Caxton Associates is a Delaware limited liability company.

            (vi)  Mr. Kovner is a United States citizen.

Item 2 (d). Title of Class of Securities:

            Common Stock, $.01 Par Value

Item 2 (e). CUSIP No:

            961840105

Item 3. If this statement is filed pursuant to Sec. 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            Not applicable.

Item 4. Ownership

            (a)   Amount beneficially owned:

            The amount of shares of Common Stock beneficially owned by GDK is 423,000. The amount of shares of Common Stock beneficially owned by Caxton International is 38,851. The amount of shares of Common Stock beneficially owned by Caxton Equity Growth (BVI) is 8,360. The amount of shares of Common Stock beneficially owned by Caxton Equity Growth is 2,789. The amount of shares of Common Stock considered to be beneficially owned by Caxton Associates by reason of its voting and dispositive powers is 473,000. Mr. Kovner, by reason of being Chairman of Caxton Associates and sole shareholder of Caxton Corporation, the manager and majority owner of Caxton Associates, may also be deemed to beneficially own such shares.

            (b) Percent of Class: GDK beneficially owns 4.4% of the class of Common Stock. Caxton International beneficially owns 0.4% of the class of Common Stock. Caxton Equity Growth (BVI) beneficially owns 0.1% of the class of Common Stock. Caxton Equity Growth beneficially owns 0.1% of the class of Common Stock. Caxton Associates is deemed to beneficially own 5.0% of the class of Common Stock. Bruce Kovner is deemed to beneficially own 5.0% of the class of Common Stock.

            (c)   Number of shares as to which GDK has:

                  (i)   Sole power to vote or to direct the vote: 0
                                                                  -
                  (ii)  Shared power to vote or to direct the vote: 423,000
                                                                    -------
                  (iii) Sole power to dispose or to direct the disposition: 0
                                                                            -
                  (iv)  Shared power to dispose or to direct the
                        disposition of: 423,000
                                        -------

                  Number of shares as to which Caxton International has:

                  (i)   Sole power to vote or to direct the vote: 0
                                                                  -
                  (ii)  Shared power to vote or to direct the vote: 38,851
                                                                    ------
                  (iii) Sole power to dispose or to direct the disposition: 0
                                                                            -
                  (iv)  Shared power to dispose or to direct the
                        disposition of: 38,851
                                        ------

                  Number of shares as to which Caxton Equity Growth (BVI) has:

                  (i)   Sole power to vote or to direct the vote: 0
                                                                  -
                  (ii)  Shared power to vote or to direct the vote: 8,360
                                                                    -----
                  (iii) Sole power to dispose or to direct the disposition: 0
                                                                            -
                  (iv)  Shared power to dispose or to direct the
                        disposition of: 8,360
                                        -----

                  Number of shares as to which Caxton Equity Growth has:

                  (i)   Sole power to vote or to direct the vote: 0
                                                                  -
                  (ii)  Shared power to vote or to direct the vote: 2,789
                                                                    -----
                  (iii) Sole power to dispose or to direct the disposition: 0
                                                                            -
                  (iv)  Shared power to dispose or to direct the
                        disposition of: 2,789
                                        -----

                  Number of shares as to which Caxton Associates has:

                  (i)   Sole power to vote or to direct the vote: 0
                                                                  -
                  (ii)  Shared power to vote or to direct the vote: 473,000
                                                                    -------
                  (iii) Sole power to dispose or to direct the disposition of: 0
                                                                               -
                  (iv)  Shared power to dispose or to direct the
                        disposition of: 473,000
                                        -------

                  Number of shares as to which Mr. Kovner has:

                  (i)   Sole power to vote or to direct the vote: 0
                                                                  -
                  (ii)  Shared power to vote or to direct the vote: 473,000
                                                                    -------
                  (iii) Sole power to dispose or to direct the disposition of: 0
                                                                               -
                  (iv)  Shared power to dispose or to direct the
                        disposition of: 473,000
                                        -------

Item 5. Ownership of Five Percent or Less of a Class.

            Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Reported on the Parent Holding Company.

            Not Applicable.

Item 8. Identification and Classification of Members of the Group.

            Not Applicable.

Item 9. Notice of Dissolution of Group.

            Not Applicable.

Item 10. Certification.

            By signing below, each of the reporting persons hereby certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete, and correct.

Dated: March 15, 2001


GDK, Inc.

By: /s/ Joe Kelly                            /s/ Bruce S. Kovner
    -------------------------------          -----------------------------------
Name: Joe Kelly                              Bruce S. Kovner, by Scott Bernstein
Title: Vice President and Treasurer          Attorney-in-Fact

By: /s/ Maxwell Quin
    -------------------------------
Name:  Maxwell Quin
Title: Vice President


CAXTON INTERNATIONAL LIMITED

By: /s/ Joe Kelly
    -------------------------------
Name:  Joe Kelly
Title: Treasurer

By: /s/ Maxwell Quin
    -------------------------------
Name:  Maxwell Quin
Title: Secretary


CAXTON EQUITY GROWTH LLC

By: /s/ Scott B. Bernstein
    -------------------------------
Name:  Scott B. Bernstein
Title: Secretary, Caxton Associates, Manager


CAXTON EQUITY GROWTH (BVI) LTD

By: /s/ Maxwell Quin
    -------------------------------
Name:  Maxwell Quin
Title: Secretary

By: /s/ Scott B. Bernstein
    -------------------------------
Name:  Scott B. Bernstein
Title: Director


CAXTON ASSOCIATES, L.L.C.

By: /s/ Scott B. Bernstein
    -------------------------------
Name:  Scott B. Bernstein
Title: Secretary

                                  Certification

      The undersigned hereby certifies that the shares of Wet Seal Inc. purchased on behalf of GDK, Caxton International Limited, Caxton Equity Growth
(BVI) Ltd. and Caxton Equity Growth LLC were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Dated: March 15, 2001

                                    /s/ Aaron Sosnick
                                    ------------------------------------
                                    Aaron Sosnick


                                    /s/ Kurt Feuerman
                                    ------------------------------------
                                    Kurt Feuerman